Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MONOLITHIC POWER SYSTEMS, INC.

Monolithic Power Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

1. The name of the corporation is Monolithic Power Systems, Inc. The corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 26, 2004.

2. This Amended and Restated Certificate of Incorporation was duly adopted by vote of stockholders in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the corporation’s Certificate of Incorporation.

The text of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

I

The name of this corporation is Monolithic Power Systems, Inc.

II

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock (the “Common”) and preferred stock (the “Preferred”). The total number of shares of stock the Corporation is authorized to issue is 51,648,260 shares. The number of shares of Preferred authorized to be issued is 15,848,260 shares, $0.001 par value, of which 3,061,846 shares shall be designated as Series A Preferred Stock (the “Series A Preferred”), 4,321,706 shares shall be designated as Series B Preferred Stock (the “Series B Preferred”), 3,164,708 shares shall be designated as Series C Preferred Stock (the “Series C Preferred”), and 5,300,000 shares shall be designated as Series D Preferred Stock (the “Series D Preferred”). The number of shares of Common authorized to be issued is 35,800,000 shares, $0.001 par value.

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as set forth below.

Section 1. Dividends.

(a) The holders of the Preferred shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of dividends to the holders of the Common, when and as declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate of $0.03 per annum per share on each outstanding share of Series A Preferred, at the rate of $0.08 per annum per share on each outstanding share of Series B Preferred, at the rate of $0.225 per annum per share on each outstanding share of Series C Preferred and at the rate of $0.26328 per annum per share on each outstanding share of Series D Preferred, each as adjusted for any combinations, consolidations, or stock distributions or stock dividends with respect to such shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred unless declared by the Board of Directors.

(b) No dividends (other than those payable solely in Common) shall be paid on any share of Common during any fiscal year of this Corporation unless and until dividends in the total respective amounts set forth above on the Preferred shall have been paid or declared and set apart during that fiscal year, and no dividends shall be paid on any share of Common unless a dividend (including, for this purpose the amount of any dividends paid pursuant to the above provisions of this Section 1) is paid with respect to all outstanding shares of Preferred in an amount for each such share of Preferred equal to or greater than the aggregate amount of such dividends for all shares of Common into which each such share of Preferred could then be converted.

Section 2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

(a) The holders of the Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any assets or property of the Corporation to the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Common, by reason of their ownership thereof, the Series D Liquidation Preference (as defined below). If the assets and property thus distributed among the holders of the Series D Preferred shall be insufficient to permit the payment to such holders of the full Series D Liquidation Preference, then the entire assets and property of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred in proportion to the number of shares of Series D Preferred that each such holder then holds. For purposes hereof, “Series D Liquidation Preference” shall mean:

(i) with respect to distributions made to the shareholders in connection with any liquidation, dissolution or winding up of the Corporation that is not a Liquidation Event (as defined below), an amount of $3.291 per share, plus an amount per share that equals $0.26328 divided by twelve (12) and multiplied by the number of months that has elapsed between the original issue date of such Series D Preferred and the date of such liquidation, dissolution or winding up of the Corporation;

(ii) with respect to distributions made to the shareholders in connection with a Liquidation Event for which (1) the aggregate amount of such distributions or (2) the consideration received by the Corporation or its shareholders is less than $50,000,000, an amount of $3.291 per share;

(iii) with respect to distributions made to the shareholders in connection with a Liquidation Event for which (1) the aggregate amount of such distributions or (2) the consideration received by the Corporation or its shareholders is equal to or more than $50,000,000 but less than $70,000,000, an amount of $4.114 per share; or

(iv) with respect to distributions made to the shareholders in connection with a Liquidation Event for which (1) the aggregate amount of such distributions or (2) the consideration received by the Corporation or its shareholders is equal to or more than $70,000,000, an amount of $4.937 per share;

as the case may be and each as adjusted for any combinations, consolidations, or stock distributions or stock dividends with respect to such Series D Preferred, plus an amount equal to all declared but unpaid dividends.

(b) Upon the completion of the distribution required by above Section 2(a), the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Series A Preferred, Series B Preferred and Series C Preferred, on a pari passu basis and prior and in preference to any distribution of any assets or property of the Corporation to the holders of the Common by reason of their ownership thereof, the amount of $0.35 per share, $0.80 per share and $2.25 per share, respectively, for each share of Series A Preferred, Series B Preferred and Series C Preferred then held by them, as adjusted for any combinations, consolidations, or stock distributions or stock dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series A Preferred, Series B Preferred and Series C Preferred, respectively. If the assets and property thus distributed among the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be insufficient to permit the payment to such holders of the full preferential amount set forth above, then the entire assets and property of the Corporation legally available for distribution shall be distributed ratably among such holders in proportion to the respective liquidation preference that each such holder is otherwise entitled to receive with respect to the Series A Preferred, Series B Preferred and Series C Preferred held by such holders.

(c) Upon the completion of the distribution required by Sections 2(a) and 2(b) above, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Common pro rata based on the number of shares of Common held by each (assuming conversion of all Preferred into Common pursuant to Section 4 hereof).

(i) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations with or into the Corporation, unless the shareholders of this Corporation hold at least a majority of the outstanding voting equity securities of the surviving corporation, or any transaction or Series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred by the then shareholders of the Corporation to third parties, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation, or a sale of all or substantially all of the assets of the Corporation (each, a “Liquidation Event”), shall be treated as a liquidation, dissolution or winding up of the Corporation; provided that nothing contained in this Section 2(c) shall limit the right of a holder of Preferred to convert such shares into Common prior to the effective date of any such transaction.

(ii) In any Liquidation Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(1) Securities not subject to investment letter or other similar restrictions on free marketability covered by (2) below:

(A) If traded on a securities exchange or through Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred.

(2) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (1) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors of this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred.

(iii) In the event the requirements of this Section 2 are not complied with, this Corporation shall forthwith either:

(1) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(2) cancel such transaction, in which event the rights, preferences and privileges of the holders of Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iv) hereof.

(iv) The Corporation shall give each holder of record of Preferred written notice of such impending transaction not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt written notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Preferred.

Section 3. Redemption.

(a) The shares of Series A Preferred, Series B Preferred and Series C Preferred shall not be redeemable.

(b) Commencing at any time on or after five (5) years from the Original Issue Date (as defined below), upon receipt by the Corporation of the written request by the holders of a majority of the then outstanding shares of Series D Preferred, voting as a separate class, that all (and no less than all) the then outstanding Series D Preferred shall be redeemed, the Corporation shall redeem such then outstanding Series D Preferred on a pro rata basis in accordance with the following provisions:

(i) one-third (1/3) of the shares of Series D Preferred shall be redeemed as soon as practicable and in no event later than sixty (60) days after receipt of said request (the “First Redemption Date”);

(ii) one-half (1/2) of the shares of Series D Preferred remaining after the First Redemption Date shall be redeemed upon the first anniversary of the First Redemption Date (the “Second Redemption Date”); and

(iii) all of the then remaining shares of Series D Preferred shall be redeemed upon the second anniversary of the First Redemption Date (the “Third Redemption Date”) (each of the First, Second and Third Redemption Date hereinafter referred to as a “Redemption Date”).

(c) The Corporation shall redeem the Series D Preferred by paying to the holders thereof in cash on or before the First Redemption Date, Second Redemption Date and Third Redemption Date, a price per share (the “Redemption Price”) equal to $3.291, plus an amount per share that equals $0.26328 divided by twelve (12) and multiplied by the number of months that has elapsed between the original issue date of such Series D Preferred and the date of the applicable Redemption Date, each as adjusted for any combinations, consolidations, or stock distributions or stock dividends with respect to Series D Preferred, plus an amount equal to all declared but unpaid dividends.

(d) At least thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series D Preferred, at the address last shown on the records of the Corporation for such holder, specifying the number of shares to be redeemed from each holder, the applicable Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the price designated, its certificate or certificates representing such holder’s shares to be redeemed (the “Redemption Notice”). Except as provided herein, on or after the applicable Redemption Date, such holder of Series D Preferred to be redeemed at such time shall surrender to the Corporation the certificate or certificates representing such shares, in the manner designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(e) From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series D Preferred designated for redemption in the Redemption Notice (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares at such time, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series D Preferred on the applicable Redemption Date are insufficient to redeem the total number of shares of Series D Preferred to be redeemed on each such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series D Preferred. The shares of Series D Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series D Preferred, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on the applicable Redemption Date.

Section 4. Conversion. The holders of the Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred, into such number of fully paid and nonassessable shares of Common, as is determined: (i) in the case of Series A Preferred, by dividing $0.35 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect at the time of conversion, (ii) in the case of Series B Preferred, by dividing $0.80 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect at the time of conversion, (iii) in the case of Series C Preferred, by dividing $2.25 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect at the time of conversion and (iv) in the case of Series D Preferred, by dividing $3.291 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common shall be deliverable upon conversion of the Preferred (the “Conversion Price”) shall initially be, in the case of Series A Preferred, $0.35 per share, in the case of Series B Preferred, $0.80 per share, in the case of Series C Preferred, $2.25 per share and in the case of Series D Preferred, $3.291 per share. Each such initial Conversion Price shall be adjusted as hereinafter provided.

(b) Automatic Conversion. Each share of Preferred shall automatically be converted into shares of Common at the then effective Conversion Price for such Series of Preferred upon (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), covering the offer and sale of Common for the account of the Corporation to the public at an aggregate offering price of not less than $25,000,000, or (ii) the date specified by written agreements by the holders of (A) seventy-five percent (75%) of all Series A Preferred, Series B Preferred and Series C Preferred outstanding, voting together as a single class, on an as-converted basis, as to the conversion of such shares or (B) a majority of all Series D Preferred outstanding voting as a single class, as to the conversion of such shares.

(c) Mechanics of Conversion. No fractional shares of Common shall be issued upon conversion of Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value per share of Common, as determined by the Board of Directors of this Corporation. Before any holder of Preferred shall be entitled to convert the same into full shares of Common, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common. Except as set forth herein, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common issuable upon such conversion of the Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities.

(d) Adjustments to Conversion Price.

(i) Special Definitions. For purposes of this Section 4(d), the following definitions shall apply:

(1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common or Convertible Securities.

(2) “Original Issue Date” shall mean the date on which the first share of Series D Preferred was issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common.

(4) “Additional Shares of Common” shall mean all shares of Common issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by this Corporation after the Original Issue Date, other than shares of Common issued or issuable:

(A) upon conversion of shares of Preferred;

(B) as a dividend or distribution on Preferred or any event for which adjustment is made pursuant to Section 4(d)(vi) hereof;

(C) to banks, commercial lenders, lessors and other financial institutions in connection with the borrowing of money or the leasing of equipment by the Corporation or vendors of the Corporation, in each case for other than primarily equity financing purposes, pursuant to arrangement already in effect upon the effectiveness this Amended and Restated Certificate of Incorporation, or as approved (or subsequently ratified) by the Board of Directors of the Corporation and by a majority of the then outstanding Series D Preferred, voting as a separate class;

(D) to directors and employees of, and consultants and service providers to, the Corporation pursuant to the Corporation’s stock equity plan or other arrangement already in effect upon the effectiveness this Amended and Restated Certificate of Incorporation, or as approved (or subsequently ratified) by the Board of Directors of the Corporation and by a majority of the then outstanding Series D Preferred, voting as a separate class;

(E) in connection with bona fide acquisitions, mergers or similar transactions by the Corporation, or strategic licensing transactions, the terms of which are approved (or subsequently ratified) by the Board of Directors of the Corporation and by a majority of the then outstanding Series D Preferred, voting as a separate class;

(F) to the extent such issuance would affect the Conversion Price of any particular Series of Preferred, with the approval of the holders of at least two-thirds (2/3) of the outstanding shares of such Series of Preferred, voting as a separate series, which approval explicitly states that such shares shall not be “Additional Shares of Common” pursuant to this Section 4(d); or

(G) pursuant to Section 4(d)(ix).

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common into which a Series of Preferred is convertible shall be made, by adjustment in the Conversion Price for such Series of Preferred in respect of the issuance of Additional Shares of Common or otherwise, unless (A) the consideration per share for an Additional Share of Common issued or deemed to be issued by this Corporation is less than the Conversion Price for such Series of Preferred in effect on the date of, and immediately prior to, the issue of such Additional Share of Common or (B) the Conversion Price for the Series D Preferred is adjusted pursuant to Section 4(d)(ix).

(iii) Deemed Issuances of Additional Shares of Common.

(1) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such option if applicable or conversion or exchange of such Convertible Securities or Options for Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued with respect to an adjustment of the Conversion Price for such Series of Preferred unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price for such Series of Preferred in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

(A) no further adjustment in the Conversion Price for such Series of Preferred shall be made upon the subsequent issue of Convertible Securities or shares of Common upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common issuable, upon the exercise, conversion or exchange thereof, the Conversion Price for such Series of Preferred computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the

Conversion Price for such Series of Preferred computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

1. in the case of Convertible Securities or Options for Common, only the Additional Shares of Common issued were the shares of Common, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

2. in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price for such Series of Preferred to an amount which exceeds the lower of (i) the Conversion Price for such Series of Preferred on the original adjustment date, or (ii) the Conversion Price for such Series of Preferred that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

(E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price for such Series of Preferred shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

(F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price for such Series of Preferred which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price for such Series of Preferred shall be adjusted pursuant to this Section 4(d) as of the actual date of their issuance.

(2) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common payable in Common, or effect a subdivision of the outstanding shares of Common (by reclassification or otherwise than by payment of a dividend in Common), then and in any such event, Additional Shares of Common shall be deemed to have been issued:

(A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

(B) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

If such record date shall have been fixed and such dividend shall not have been paid on the date fixed therefor, the adjustment previously made in the Conversion Price for such Series of Preferred which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price for such Series of Preferred shall be adjusted pursuant to this Section 4(d) as of the time of actual payment of such dividend.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii), but excluding Additional Shares of Common issued pursuant to Section 4(d)(iii)(2), which event is dealt with in Section 4(d)(vi) hereof), without consideration or for a consideration per share less than the Conversion Price for the applicable Series of Preferred in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such Series of Preferred shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying each such Conversion Price for such Series of Preferred by a fraction (x) the numerator of which shall be (1) the number of shares of Common outstanding immediately prior to such issue plus (2) the number of shares of Common which the aggregate consideration received by the corporation for the total number of Additional Shares of Common so issued would purchase at that Conversion Price for such Series of Preferred, and (y) the denominator of which shall be (1) the number of shares of Common outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common so issued, provided that for the purposes of this Section 4(d)(iv), all shares of Common issuable upon exercise, conversion and/or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section 4(d)(iii) above, such Additional Shares of Common shall be deemed to be outstanding, and provided further that the Conversion Price for such Series of Preferred shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi) Adjustments for Subdivisions, Combinations or Consolidation of Common. In the event the outstanding shares of Common shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common, the Conversion Price for the applicable Series of Preferred then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common, the Conversion Price for the applicable Series of Preferred then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(vii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common entitled to receive any distribution payable in securities of the Corporation other than shares of Common and other than as otherwise adjusted in this Section 4(d), then and in each such event provision shall be made so that the holders of Preferred shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred been converted into Common on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred.

(viii) Adjustments for Reorganization, Reclassification, Exchange and Substitution. If the Common issuable upon conversion of the Preferred shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reorganization (unless such reorganization is deemed a liquidation under Section 2(b) hereof), reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price for the applicable Series of Preferred then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred shall be convertible into, in lieu of the number of shares of Common which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or other securities or property equivalent to the number of shares of Common that would have been subject to receipt by the holders upon conversion of the Preferred immediately before such event; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price for such Series of Preferred) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred.

(ix) Adjustment of Conversion Price of Series D Preferred upon Initial Public Offering. In the event shares of Series D Preferred are converted into Common in connection with the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Act covering the offer and sale of Common for the account of the Corporation to the public at a price per share (the “IPO Price”) of less than two and one-half (2.5) times the then effective Conversion Price for Series D Preferred, then such Conversion Price shall be reduced to an amount per share that equals the IPO Price divided by two and one-half (2.5).

(e) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or its bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (except as approved by the requisite vote as set forth in Section 6), avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred against impairment.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for a Series of Preferred pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such Series of Preferred at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of Preferred.

(g) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common shares, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or Series of its stock any additional shares of stock of any class or Series or other rights;

(iii) to effect any reclassification or recapitalization of its Common shares outstanding involving a change in the Common shares; or

(iv) to merge or consolidate with or into any other Corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Preferred shares:

(1) at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common shares shall be entitled to exchange their Common shares for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preferred shares at the address for each such holder as shown on the books of this Corporation.

Section 5. Voting Rights; Election of Directors.

(a) Except as otherwise required by law, each share of Common issued and outstanding shall have one vote and each share of Preferred issued and outstanding shall have the number of votes equal to the number of Common shares into which such share of Preferred is convertible as adjusted from time of time pursuant to Section 4 hereof and shall have voting rights and powers equal to the voting rights and powers of the Common, voting as a single class. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred held by each holder could be converted) shall be rounded to a nearest whole number (with one-half being rounded upward).

(b) The Board of Directors shall consist of six (6) members. So long as at least 5,000,000 shares, in the aggregate, of Series A Preferred, Series B Preferred and Series C Preferred (as adjusted for any combinations, consolidations, or stock distributions or stock dividends with respect to such shares) remain outstanding, the holders of the Series A Preferred, Series B Preferred and Series C Preferred, all voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors. So long as at least 1,500,000 shares, in the aggregate, of Series D Preferred (as adjusted for any combinations, consolidations, or stock distributions or stock dividends with respect to such shares) remain outstanding, the holders of such Series of Preferred, all voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors. The holders of the Common, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors. The remaining two (2) members of the Corporation’s Board of Directors shall be elected by the holders of the Common and Preferred, all voting together as a single class.

(c) So long as Section 2115 of the California General Corporation Law purports to make Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

Section 6. Protective Provisions. In addition to any other rights provided by law:

(a) For so long as 7,000,000 shares (as adjusted for any combinations, consolidations, or stock distributions or stock dividends with respect to such shares) or more of Preferred shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of all outstanding shares of Preferred voting as a single class on an as-converted basis:

(i) amend or repeal any provision of, or add any provision to, this Corporation’s certificate of incorporation or bylaws which would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred;

(ii) create, authorize or issue, or obligate itself to issue, shares of any class of stock, or any other securities convertible into equity securities of the Corporation, having any rights, preferences or privileges which are superior to, or on parity with the Preferred;

(iii) reclassify or recapitalize any shares of the capital stock of this Corporation;

(iv) increase or decrease (other than by conversion) the total number of authorized shares of Preferred or Common;

(v) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or assets or merge or consolidate with or into any other corporation or corporations or effect any transaction or Series of related transactions in which more than 50% of the voting power of the Corporation is transferred;

(vi) change the authorized size of the Board of Directors; or

(vii) redeem, repurchase or declare a dividend on any of the Corporation’s capital stock (other than a repurchase of Common pursuant to equity incentive agreements with officers, directors, employees or consultants giving the Corporation the right to repurchase shares of Common at cost upon the termination of services);

(b) For so long as shares of Preferred shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of all outstanding shares of the affected Series of Preferred voting as a separate class on an as-converted basis:

(i) create, authorize or issue, or obligate itself to issue, shares of any class of stock or any other securities convertible into equity securities of the Corporation having any rights, preferences or privileges superior to or on a parity with such Series of Preferred; or

(ii) amend or repeal any provision of, or add any provision to, this Corporation’s certificate of incorporation or bylaws (including pursuant to any articles or certificate of merger or in connection with any merger, acquisition, reorganization consolidation or other similar transaction) if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such Series of Preferred

(c) For so long as 1,500,000 shares (as adjusted for any combinations, consolidations, or stock distributions or stock dividends with respect to such shares) of Series D Preferred shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of all outstanding shares of the Series D Preferred voting as a separate class:

(i) redeem, repurchase or declare a dividend on any of the Corporation’s capital stock (other than a repurchase of Common pursuant to equity incentive agreements with officers, directors, employees or consultants giving the Corporation the right to repurchase shares of Common at cost upon the termination of services); or

(ii) increase or decrease (other than by conversion) the total number of authorized shares of Preferred or Common.

Section 7. Status of Converted Stock. In the event any shares of Preferred shall be converted pursuant to Section 4 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by this Corporation. The Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

Section 8. Residual Rights. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common.

V

Except as set forth herein, the number of directors that constitutes the entire Board of Directors of the corporation shall be determined in the manner set forth in the Bylaws of the corporation.

VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

VII

The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

VIII

(a) Limitation of Director’s Liability. To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Indemnification of Directors and Officers. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, other agents of the corporation and any other persons to which the General Corporation Law of Delaware permits the corporation to provide indemnification.

(c) Repeal or Modification. Any repeal or modification of this Article VIII, by amendment of such section or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent of the corporation existing at the time of, or increase the liability of any such person with respect to any acts or omissions in their capacity as a director, officer, employee, or other agent of the corporation occurring prior to such repeal or modification.

IX

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein or by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Monolithic Power Systems, Inc. has caused this Restated Certificate of Incorporation to be signed by the President and Chief Executive Officer of the corporation on this                      day of     , 2004.

Michael Hsing
President and Chief Executive Officer

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION